Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Robert P. Borchert
VP, Investor Relations
(678) 248-8194
rborchert@medassets.com

MedAssets Announces Exercise of Underwriters’ Option to Purchase Additional Shares of Common
Stock in IPO

Alpharetta, GA – December 18, 2007 – MedAssets, Inc. (Nasdaq: MDAS) today announced that the underwriters of its initial public offering exercised their option to purchase an additional 1,995,000 shares of its Common Stock at $16.00 per share from the Company and certain selling stockholders. The option was granted in connection with the Medassets initial public offering of 13,300,000 shares of its Common Stock, which priced on December 12, 2007. The anticipated closing date of the transaction is today, December 18, 2007.

Morgan Stanley & Co. and Lehman Brothers Inc. acted as joint book runners for the offering. Deutsche Bank Securities Inc.; Goldman, Sachs & Co.; Piper Jaffray & Co.; William Blair & Company, L.L.C. and Wachovia Capital Markets, LLC acted as co-managers.

A registration statement relating to these securities was filed with and declared effective by the Securities and Exchange Commission on December 12, 2007. A copy of the prospectus related to this offering may be obtained by contacting: Morgan Stanley & Co. Incorporated, Attention: Prospectus Dept., 180 Varick St., New York, NY 10014, (phone: 212-606-8474; email: prospectus@morganstanley.com); or Lehman Brothers Inc., c/o Broadridge, Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, NY 11717 (email: qiana.smith@broadridge.com; fax: 631-254-7140).

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities, in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

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